EXHIBIT 99.1

U.S. AUTO PARTS NETWORK, INC. REPORTS SECOND QUARTER 2008 RESULTS

•	Net sales of $43.1 million
•	Gross profit of $14.6 million or 33.9% gross margin
•	Adjusted EBITDA of $1.9 million

CARSON, California, August 5, 2008 ― U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), a leading online provider of automotive aftermarket parts and accessories, today reported financial results for the second quarter ended June 30, 2008.

Net sales for the second quarter were $43.1 million, an increase of 2.4% from $42.1 million in the prior year period and an increase of 7.8% from $40.0 million in the first quarter of 2008.  Net loss for the second quarter of 2008 was $12.1 million, or $0.40 per diluted share, compared to a net income of $0.8 million, or $0.03 per diluted share for the prior year period.  Diluted EPS for the quarters ended June 30, 2008 and 2007 included amortization expense related to intangibles of $2.0 million or $0.07 per diluted share and $2.1 million or $0.07 per diluted share, respectively.  Diluted EPS for the quarter ended June 30, 2008 also included an impairment loss on intangibles of $18.4 million or $0.62 per diluted share.

“We are pleased to see sequential and year over year sales growth,” stated Shane Evangelist, Chief Executive Officer.  “We attribute this growth to our continued focus on the customer experience including improvements in our contact center, increased product availability and improved site navigation.   We believe the steps taken during the second quarter will enable us to reach a broader audience and help ensure a seamless end-to-end customer experience, thereby positioning U.S. Auto Parts to capture market share of the increasing online aftermarket auto parts market.”

The Company generated adjusted EBITDA of $1.9 million in the second quarter of 2008 compared to $3.8 million in the prior year period.  Included in the second quarter of 2008 were $600,000 of severance, recruiting, and relocation costs.  Adjusted EBITDA is a non-GAAP financial measure that further adjusts EBITDA to exclude share-based compensation expense of $0.7 million in the second quarter of 2008 and $0.6 million in the prior year period.  Adjusted EBITDA also excludes an impairment charge on its intangible assets of $18.4 million in the second quarter of 2008.  For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net income (loss), see Non-GAAP Financial Measures below.

2Q 2008 Financial Highlights

·
Net sales for the second quarter ended June 30, 2008 were $43.1 million, an increase of 2.4% from $42.1 million in the second quarter of 2007.  The increase was primarily attributable to a 1.9% increase in our e-commerce channel and an18.9% increase in our online marketplaces channel, both partially offset by a decrease in our offline sales of $0.6 million or 14.3%.

·
Gross profit was $14.6 million or 33.9% of net sales for the second quarter of 2008 compared to $13.8 million or 32.8% of net sales for the second quarter of 2007.  The increase in gross margin was primarily due to a mix shift to in stock product distribution, lower product costs from certain suppliers, partially offset by higher outbound freight costs.

·
Online advertising expense was $2.5 million or 5.8% of net sales for the second quarter of 2008 compared to $2.2 million or 5.2% of net sales for the prior year period.  The increase in marketing spend was largely the result of the termination of marketing co-op reimbursements from a significant supplier, which is now included as a reduction in direct product costs, partially offset by increased efficiency in marketing spend as well as the introduction of additional affiliate marketing relationships.

·
Marketing expense, excluding advertising expense, was $4.1 million or 9.5% of net sales for the second quarter of 2008 compared to $2.7 million or 6.4% of net sales in the prior year period.  The increase was primarily due to costs associated with establishing and deploying category teams, website development and the expansion of our call center operations.

·
General and administrative expense was $4.6 million or 10.7% of net sales for the second quarter of 2008 compared to $3.7 million or 8.8% of net sales in the prior year period.  This increase was primarily due to $0.5 million of higher payroll and related expenses due to increased headcount; an increase of $0.3 million in amortization expense and an increase in other administrative costs.

·
Fulfillment expense was $2.4 million or 5.6% of net sales in the second quarter of 2008 compared to $1.9 million or 4.5% in the prior year period.  The increase in fulfillment was primarily due to higher payroll and associated costs related to the hiring of additional warehouse and purchasing personnel and increased depreciation expense.

·	Technology expense was $0.8 million or 1.9% of net sales in the second quarter of 2008 compared to $0.5 million or 1.2% of net sales in the prior year period.

·
Capital expenditures for the second quarter of 2008 totaled $1.0 million, including $0.5 million of internally developed software and website development costs compared to $1.0 million in the same period last year.

·
Cash, cash equivalents and short term investments were $34.1 million at June 30, 2008.  The Company includes $6.7 million of investments in auction rate preferred securities in long-term assets, which are not included in cash.

“During the second quarter, we focused on driving sustainable improvements in our operating metrics and optimizing our performance drivers,” stated Michael McClane, Chief Financial Officer.  “We have seen some early wins in revenue capture, conversion rate and gross margin, and anticipate increased progress during the remainder of the year.  The entire team is focused on driving sales growth, while closely managing our expenses and improving our cost structure.”

2Q 2008 Operating Metrics

·	Conversion rate - The conversion rate in the second quarter of 2008 was 1.39% compared to 1.37% during the corresponding period of 2007 and 1.21% for the first quarter of 2008.

·
Customer acquisition cost - The customer acquisition cost in the second quarter of 2008 was $5.23 per customer, compared to $4.83 during the corresponding period of 2007, and compared to $5.11 in the first quarter of 2008.   Excluding the marketing co-op from all periods, customer acquisition cost would have been $5.77 in the second quarter of 2008 compared to $6.67 in the prior year period and $6.26 in the first quarter of 2008.  Going forward we will report customer acquisition cost excluding marketing co-op reimbursements.  Customer acquisition costs after marketing co-op, are lower as a result of higher levels of organic traffic and more efficient advertising spend.

·
Unique visitors - The number of monthly unique visitors in the second quarter of 2008 rose to 24.1 million, an increase of 7.6% compared to the second quarter of 2007, and a decrease of 8.7% over the first quarter of 2008.

·
Orders - The number of orders placed through our e-commerce websites was approximately 334,000 orders in the second quarter of 2008 compared to 306,000 in the corresponding period of 2007 and 320,000 in the first quarter of 2008.

·
Average order value - The average order value of purchases on our websites was $128 during the second quarter of 2008, down from $132 during the corresponding period of 2007, and just above $126 for the first quarter of 2008.

Guidance

Guidance for the quarter ended September 30, 2008 is as follows:

•	Net sales are expected to be in the range of approximately $38 million to $41 million
•	Adjusted EBITDA is expected to be in the range of approximately $1.8 million to $2.8 million

For the year ended December 31, 2008, the Company continues to expect revenues in the second half of 2008 to increase in comparison to the second half of 2007 as the Company’s 2008 operational strategy takes hold.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "Adjusted EBITDA,” which is a non-GAAP financial measure. Adjusted EBITDA consists of net income before (a) interest income (expense), net; (b) income tax provision (benefit); (c) amortization of intangibles and impairment loss; (d) depreciation and amortization; and (e) share-based compensation expense related to stock options.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses Adjusted EBITDA as a measurement of the Company's operating performance because it assists in comparisons of the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company's capacity to fund capital expenditures and expand its business. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry.  Additionally, lenders or potential lenders use Adjusted EBITDA to evaluate the Company’s ability to repay loans.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net income (loss)	$(12,063)	$773	$(12,938)	$1,008
Interest (income) expense, net	(234)	(545)	(502)	(265)
Income tax provision (benefit)	(8,042)	515	(8,606)	675
Amortization of intangibles	2,096	2,100	4,195	4,155
Depreciation and amortization	964	299	1,758	541
EBITDA	(17,279)	3,142	(16,093)	6,114
Impairment loss on intangibles	18,445	—	18,445	—
Share-based compensation	686	623	1,318	1,030
Adjusted EBITDA	$1,852	$3,765	$3,670	$7,144

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the results today, Tuesday, August 5, 2008, at 2:00 pm Pacific Time (5:00 pm Eastern Time).  The conference call will be conducted by Shane Evangelist, Chief Executive Officer and Michael McClane, Chief Financial Officer.  Participants may access the call by dialing 800-762-9058 (domestic) or 480-629-9039 (international).  In addition, the call will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.usautoparts.net where the call will be archived for two weeks.  A telephone replay will be available through August 19, 2008. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 3902951.  To view the press release or the financial or other statistical information required by SEC Regulation G, please visit the Investor Relations section of the U.S. Auto Parts website at investor.usautoparts.net.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts' flagship websites are located at www.partstrain.com and www.autopartswarehouse.com and the Company's corporate website is located at www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. Words such as ''anticipates,'' ''expects,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' "estimates," "may,'' ''will'' and variations of these words or similar expressions are intended to identify forward-looking statements.  These statements include, but are not limited to, the Company's expectations regarding its future operating results and financial condition, impact of changes in our key operating metrics, our potential growth, our liquidity requirements, and the status of our auction rate preferred securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the demand for the Company's products; the potential economic downturn that could adversely impact retail sales, the competitive and volatile environment in the Company's industry; the Company's ability to expand and price its product offerings, control costs and expenses, and provide superior customer service; the mix of products sold by the Company; the effect and timing of technological changes and the Company's ability to integrate such changes and maintain, update and expand its infrastructure and improve its unified product catalog;  the Company's ability to improve customer satisfaction and retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement the Company's business plans both domestically and internationally; the Company's cash needs; the Company’s need to assess impairment of intangible assets and goodwill; any changes in the search algorithms by leading Internet search companies; the Company’s ability to comply with Section 404 of the Sarbanes-Oxley Act, and maintain an adequate system of internal controls; any remediation costs or other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.usautoparts.net and the SEC's website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

US Auto Parts®, Auto Parts Train™, PartsTrain®, Partsbin™, Kool-Vue™ and Auto-Vend™ are among the trademarks of U.S. Auto Parts.  All other trademarks and trade names mentioned are the property of their respective owners.

U.S. AUTO PARTS NETWORK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,120	$19,399
Marketable securities	—	22,650
Accounts receivable, net	2,435	2,907
Inventory, net	13,842	11,191
Deferred income taxes	831	831
Other current assets	3,334	1,808
Total current assets	54,562	58,786

Property and equipment, net	7,307	6,945
Intangible assets, net	3,707	26,444
Goodwill	14,201	14,201
Deferred income taxes	12,014	3,562
Investments	6,726	—
Other non-current assets	119	118
Total assets	$98,636	$110,056

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,989	$8,103
Accrued expenses	11,192	7,822
Notes payable	—	1,000
Capital leases payable, current portion	75	73
Other current liabilities	1,385	1,367
Total current liabilities	18,641	18,365
Capital leases payable, less current portion	15	48
Total liabilities	18,656	18,413

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at June 30, 2008 and December 31, 2007; 29,846,757 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	30	30
Additional paid-in capital	144,801	143,223
Accumulated other comprehensive income	9	312
Accumulated deficit	(64,860)	(51,922)
Total stockholders’ equity	79,980	91,643
Total liabilities and stockholders’ equity	$98,636	$110,056

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$43,105	$42,112	$83,114	$85,855
Cost of sales	28,518	28,327	54,777	58,401
Gross profit	14,587	13,785	28,337	27,454
Operating expenses:
General and administrative (1)	4,588	3,655	9,211	6,531
Marketing (1)	6,635	4,921	12,602	10,821
Fulfillment (1)	2,377	1,862	4,465	3,579
Technology (1)	787	507	1,471	956
Amortization of intangibles and impairment loss	18,878	2,100	20,977	4,154
Total operating expenses	33,265	13,045	48,726	26,041
Income (loss) from operations	(18,678)	740	(20,389)	1,413
Other income:
Other income	2	3	6	5
Interest income, net	234	545	502	265
Total other income, net	236	548	508	270
Income (loss) before income taxes	(18,442)	1,288	(19,881)	1,683
Income tax provision (benefit)	(7,365)	515	(7,929)	675
Net income (loss)	$(11,077)	$773	$(11,952)	$1,008

Basic and diluted net income per share	$(0.37)	$0.03	$(0.40)	$0.04
Shares used in computation of basic net income per share	29,846,757	29,832,927	29,846,757	26,679,905
Shares used in computation of diluted net income per share	29,846,757	29,853,346	29,846,757	28,142,830

(1)	Includes share-based compensation expenses as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
General and administrative	$500	$494	$1,003	$806
Marketing	112	81	196	155
Fulfillment	30	33	63	41
Technology	44	16	56	27
Total share-based compensation expense	$686	$624	$1,318	$1,029

See accompanying notes to unaudited condensed consolidated financial statements.

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2008	2007
Operating activities
Net income (loss)	$(12,938)	$1,008
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,758	542
Amortization of intangibles	4,195	4,154
Impairment loss on intangibles	18,445	—
Non-cash interest expense	—	273
Share-based compensation expense	1,318	1,030
Deferred taxes	(8,452)	—
Changes in operating assets and liabilities:
Accounts receivable, net	472	10
Inventory, net	(2,651)	(2,723)
Prepaid expense and other current assets	(1,532)	(763)
Other non-current assets	(8)	1,749
Accounts payable and accrued expenses	1,321	1,469
Other current liabilities	19	(950)

Net cash provided by operating activities	1,947	5,799

Investing activities
Additions to property and equipment	(1,975)	(2,080)
Proceeds from the sale of marketable securities	21,275	—
Purchases of marketable securities	(5,500)	—
Acquisition of assembled workforce	—	(1,286)
Acquisition of business, net of cash acquired	—	(22)

Net cash provided by (used in) investing activities	13,800	(3,388)

Financing activities
Payments on credit line	—	(2,000)
Payments made on notes payable	(1,000)	(32,000)
Proceeds received on issuance of common stock in connection with initial public offering, net of offering costs	—	71,537
Payments on short-term financing	(31)	(35)

Net cash provided by (used in) financing activities	(1,031)	37,502

Effect of changes in foreign currencies	5	30
Net increase in cash and cash equivalents	14,721	39,943
Cash and cash equivalents at beginning of period	19,399	2,381

Cash and cash equivalents at end of period	$34,120	$42,324

Investor Contacts:

Michael McClane, Chief Financial Officer
U.S. Auto Parts Network, Inc.
michael@usautoparts.com
(310) 735-0085

Anne Rakunas / Laura Foster
ICR, Inc.
(310) 954-1100
anne.rakunas@icrinc.com
laura.foster@icrinc.com